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CUMULUS MEDIA INC.
CASH-BASED UNIT AGREEMENT
THIS AGREEMENT (this “Agreement”) is made effective March 4, 2025 (the “Grant Date”), between Cumulus Media Inc., a Delaware corporation (the “Company”), and _________ (the “Recipient”).
WHEREAS, the Company has granted to the Recipient a Cash Incentive Award under Section 8 (and Section 9) of the Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan, as amended and restated (the “Plan”); and
WHEREAS, the Cash Incentive Award covered by this Agreement is granted under and subject to the Plan, and any terms used but not defined herein have the same meanings as under the Plan (the Recipient being a “Participant” for purposes of the Plan).
NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:
1.GRANT OF CU AWARD
The Company has granted to the Recipient a target Cash Incentive Award equal to $_________ (the “CU Award”) upon the terms and conditions and subject to all the limitations and restrictions set forth herein and in the Plan, which is incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Recipient acknowledges that the Recipient has received a copy of the Plan.
2.AWARD SUBJECT TO ACCEPTANCE OF AGREEMENT.
The CU Award granted hereunder shall be null and void unless the Recipient accepts this Agreement by executing it in the space provided below and returning it to the Company.
3.VESTING OF CU AWARD.
One-half (1/2) of the CU Award shall be designated as Cash Performance-Based Units (the “CPUs”), and one-half (1/2) shall be designated as Cash Time-Based Units (the “CTUs”). Subject to the Plan and this Agreement, the CU Award shall vest as follows:
(a)CPUs.
(i)General. Except as otherwise provided in this Paragraph 3, the CPUs shall vest to the extent that it has been determined that the applicable performance goals have been achieved during the applicable Performance Year (as defined below), provided that the Recipient has remained in continuous employment with the Company or a Subsidiary from the Grant Date through December 31 of the applicable Performance Year. Such determination shall occur on a date no later than March 15 of the calendar year following the applicable Performance Year (each, a “Determination Date”).
(ii)Performance Metrics.
Seventy percent (70%) of the CPUs will be earned (if at all) based upon the achievement of certain annual performance goals during each of the calendar years ending December 31, 2025, December 31, 2026, and December 31, 2027 (each, a “Performance Year”), and thirty percent (30%) of the CPUs will be earned (if at all) based upon the achievement of a single performance goal over a three-year period ending March 4, 2028 (the “Performance Period”), with each referred to herein as a “CPU Tranche”. For the Performance Year ending December 31, 2025, and the Performance Period ending March 4, 2028, the performance goals are as set forth in the Statement of Performance Goals with respect to the CPUs, as approved by the Committee and provided to the Recipient (the “Statement of Performance Goals”). No later than the end of the first calendar quarter of each of the other Performance Years, the applicable performance goals for such Performance Year shall be determined by the Board and communicated to the Recipient.
(iii)Forfeiture Based on Performance. To the extent that any portion of a CPU Tranche is determined not to have vested based on performance achievement as of the applicable Determination Date, such portion of the CPU Tranche shall be forfeited.
(b)CTUs.    Subject to the terms of Paragraphs 3(c) and (d), one-quarter (1/4) of the CTUs (a “CTU Tranche”) shall vest on each of the first four anniversaries of the Grant Date (each such anniversary, a “Vesting Date”), provided that the Recipient has remained in continuous employment with the Company or a Subsidiary from the Grant Date through such Vesting Date.
(c)Forfeiture; Qualifying Termination. Except as otherwise provided in this Paragraph 3(c) or in Paragraph 3(d), upon a termination of the Recipient’s employment with the Company for any reason or no reason (i) prior to the end of the applicable Performance Year or Performance Period for any CPU Tranche, or (ii) prior to the applicable Vesting Date for any CTU Tranche, such CPU Tranche or CTU Tranche, as applicable, shall be forfeited. The foregoing notwithstanding, if the Recipient’s employment with the Company terminates by virtue of the Recipient’s (i) termination of employment by the Company without Cause, (ii) termination of employment by the Recipient for Good Reason, (iii) death, or (iv) Disability (upon becoming Disabled, the Recipient’s termination of employment shall occur) (a termination of employment for any of the reasons set forth in the immediately preceding subsections (i) through (iv) to be referred to herein as a “Qualifying Termination”), then fifty percent (50%) of the then-

outstanding and unvested portion of the CU Award (to the extent not previously forfeited) shall become vested as of the date of the Qualifying Termination; provided, however, that if such Qualifying Termination occurs prior to the first anniversary of the Grant Date, then seventy-five percent (75%) of the then-outstanding and unvested portion of the CU Award (to the extent not previously forfeited) shall become vested as of the date of the Qualifying Termination. Notwithstanding the foregoing, in the event the vesting language contained in Recipient’s Employment Agreement regarding a Qualifying Termination is more favorable to Recipient than the above, the provisions contained in the Employment Agreement shall control.
(d)Change in Control. Notwithstanding the terms of Paragraphs 3(a), (b) and (c) above, if the Recipient’s employment is terminated by the Company without Cause or by the Recipient for Good Reason, in either instance at any time within the three (3) month period immediately preceding, or the twelve (12) month period immediately following, a Change in Control, one hundred percent (100%) of the portion of the CU Award that is otherwise unvested (and has not yet been forfeited) as of the date the employment terminates shall thereafter become vested.
(e)Certain Other Definitions.
(i)For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term under any employment agreement between the Recipient and the Company and, absent any such definition, shall mean the occurrence of any of the following events: (A) the Recipient’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or of an affiliate of the Company, the Recipient’s perpetration or attempted perpetration of fraud, or the Recipient’s participation in a fraud or attempted fraud, on the Company or an affiliate of the Company or the Recipient’s unauthorized appropriation of, or the Recipient’s attempt to misappropriate, any tangible or intangible assets or property of the Company or an affiliate of the Company; (B) the Recipient’s commission of a felony or any other crime the commission of which results in injury to the Company or an affiliate of the Company; (C) the Recipient’s gross negligence or the Recipient’s willful misconduct in the performance of his or her duties to the Company and its affiliates, or a willful failure to perform his or her duties (other than due to physical illness or incapacity); or (D) any material violation of any material restriction to which the Recipient is subject from time to time regarding the disclosure or use of confidential information of the Company or an affiliate, client, customer, prospect, or merger or acquisition target of the Company, or regarding competition with the Company or an affiliate of the Company pursuant to any non-competition obligations to which the Recipient is subject from time to time. If the Recipient ceases to be an employee of the Company and its affiliates for reasons other than Cause at a time when grounds for Cause exist shall be deemed terminated for Cause for purposes of this Agreement. The determination of the Committee as to the existence of Cause shall be conclusive and binding upon the Recipient and the Company.

(ii)For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term under any employment agreement between the Recipient and the Company and, absent any such definition, Good Reason shall mean the occurrence of any of the following events without the Recipient’s consent: (A) a material diminution in the Recipient’s base salary, other than in connection with an across the board reduction affecting the Company’s senior management team; (B) a material diminution in the Recipient’s duties, authority or responsibilities; or (C) a change of greater than fifty (50) miles in the geographic location from which the Recipient primarily performs his or her services on behalf of the Company. The foregoing notwithstanding, no event described above shall constitute Good Reason unless (1) the Recipient gives written notice to the Company specifying the condition or event relied upon for the Good Reason termination within ninety (90) days following the initial existence of such condition or event, (2) the Company fails to cure the event or condition constituting Good Reason within thirty (30) days following receipt of the Recipient’s written notice, and (3) the Recipient actually terminates his or her employment within thirty (30) days after the end of such cure period.
4.SETTLEMENT OF CU AWARD.
(a)Normal Payment Timing. Subject to the terms of the Plan and this Agreement, the CU Award shall be settled in cash. Except as otherwise provided in Paragraph 4(b), cash with respect to any vested portion of the CU Award will be delivered to the Recipient (i) with respect to CTUs, as soon as reasonably practicable following the applicable Vesting Date, but in no event later than the date that is two and one-half (2 ½) months following the end of the Vesting Date; and (ii) with respect to CPUs, as soon as reasonably practicable following the applicable Determination Date, but in no event later than the date that is two and one-half (2 ½) months following the end of the applicable Performance Year.
(b)Other Payment Events. Notwithstanding Paragraph 4(a) to the contrary, to the extent any portion of the CU Award becomes vested pursuant to Paragraph 3(c) or Paragraph 3(d), cash with respect to such vested portion will be delivered to the Recipient as soon as practicable (but no later than 30 days) following such vesting.
5.WITHHOLDING TAXES.
To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment or vesting event under this Agreement, the Recipient agrees that the Company will withhold any taxes required to be withheld by the Company under federal, state, local or foreign law as a result of the settlement of the CU Award in an amount sufficient to satisfy the minimum statutory withholding amount permissible. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such payment that the Recipient make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld.
6.CLAWBACK.
The Recipient acknowledges and agrees that the terms and conditions set forth in the Cumulus Media Inc. Compensation Clawback Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference. To the extent the Clawback Policy is applicable to the Recipient, it creates additional rights for the Company with respect to this CU Award, cash received upon the settlement of the CU Award, and other applicable compensation, including, without limitation, annual cash incentive compensation awards granted to the Recipient by the Company. Notwithstanding any provisions in this Agreement to the contrary, any award of Cash Incentive Awards granted under the Plan, cash or other amounts received upon the settlement of Cash Incentive Awards granted under the Plan and such other applicable compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Recipient to the Company to the extent the Recipient is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting the CU Award under the Plan and pursuant to this Agreement, the Recipient consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Recipient is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the CU Award and cash received upon the settlement of the CU Award, any gains or earnings related to the CU Award or cash received upon the settlement thereof, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Recipient of any such amounts, including from the Recipient’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
7.OTHER FORFEITURE AND RECOUPMENT EVENTS.
This Paragraph 7 is intended to operate in addition to the Clawback Policy, including with respect to compensation or recipients that are not covered by the Clawback Policy, but it is not intended to provide for duplicative recovery. To the extent recovery of the

CU Award is achieved by the Company under the Clawback Policy, there will be no duplication of recovery under this Paragraph 7, except as may be required by law or applicable stock exchange requirements.
If (a) the Recipient breaches any noncompetition, nonsolicitation, and/or assignment of inventions agreement or obligations with the Company, or breaches in any material respect any nondisclosure agreement (each agreement described in this clause (a), a “Protective Agreement”), (b) the Company notifies the Recipient of such breach within one (1) year following the date on which it acquires actual knowledge thereof, and (c) if applicable, such breach is not cured within the time provided for such cure under such Protective Agreement (it being understood that this clause (c) shall only be a condition to the forfeiture and recoupment described in this Paragraph 7 if the applicable Protective Agreement provides for such a cure period), then, absent a contrary determination by the Board (or its designee) (1) the Recipient shall immediately forfeit to the Company any then-outstanding and unsettled portion of the CU Award granted hereunder, whether vested or unvested, and (2) within ten (10) business days after receiving such notice from the Company (or the end of the cure period described in clause (c), if later), any cash received pursuant to this CU Award during the two (2) year period prior to the breach of the Protective Agreement shall be subject to Clawback (as described herein).
If, while employed by or providing services to the Company or any Affiliate, the Recipient engages in activity that constitutes fraud or other intentional misconduct and that activity directly results in any financial restatements, then (i) the Recipient shall immediately forfeit to the Company any then-outstanding and unsettled portion of the CU Award, whether vested or unvested, and (ii) within ten (10) business days after receiving notice from the Company, any cash received pursuant to the CU Award shall be subject to Clawback. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Recipient’s activity and recover damages resulting from such activity.
The Recipient’s failure to pay to the Company any cash required to be paid pursuant to this paragraph shall not preclude the Company from taking any and all legal action it deems appropriate to facilitate its recovery.
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Recipient from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Recipient is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

8.MISCELLANEOUS PROVISIONS.
(a)Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons, who shall, upon the death of the Recipient, acquire any rights hereunder in accordance with this Agreement or the Plan.
(b)Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by mailing in the United States through the U.S. Postal Service, or (iv) by express courier service, addressed as follows:
To the Company:    Cumulus Media Inc.
            780 Johnson Ferry Rd
Suite 500
Atlanta, GA 30342
            Attention: General Counsel

To the Recipient:    ________________

or to such other address or addresses where notice in the same manner has previously been given or to the last known address of the party entitled thereto. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
(c)Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.
(d)Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
(e)Transfers. The CU Award granted hereunder shall not be transferable by the Recipient except as the Plan or this Agreement may otherwise provide.
(f)Separability; Reformation. It is intended that any amount payable under this Agreement will be exempt from Section 409A of the Code and regulations and guidance related thereto, and, notwithstanding anything herein to the contrary, all amounts payable hereunder will be paid within the short-term deferral period for purposes of Section 409A of the Code, so as not to subject the Recipient to the payment of any interest or tax penalty that may be imposed under Section 409A of the Code; provided, however, that the Company shall not be responsible for any such interest and tax penalties. If any provision of this Agreement or the Plan shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A of the Code, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement or the Plan, as the case may require, and this Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
(g)Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.
(h)No Right to Future Awards or Employment. The grant of the CU Award under this Agreement to the Recipient is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the CU Award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Recipient any right to be employed or remain employed by the Company or any of its affiliates, nor limit or affect in any manner the right of the Company or any of its affiliates to terminate the employment or adjust the compensation of the Recipient.
(i)Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (i) no amendment shall materially impair the rights of the Recipient under this Agreement without the Recipient’s written consent, and (ii) the Recipient’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
(j)Adjustments. The CU Award and the terms and conditions of the CU Award are subject to adjustment as provided in Section 2(p) or 11 of the Plan.
(k)Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the CU Award and the Recipient’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Recipient’s consent to participate in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on its and his or her behalf effective the day and year first above written.

CUMULUS MEDIA INC. By: Its:	RECIPIENT: xxxx ____________________

STATEMENT OF PERFORMANCE GOALS
(2025 CPU TRANCHE)

This STATEMENT OF PERFORMANCE GOALS applies to the CPUs granted to the Recipient on the Grant Date and applies with respect to the Cash-Based Unit Agreement between the Company and the Recipient (the “Agreement”). Capitalized terms used in this Statement of Performance Goals that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement.
Performance Measures
The performance measures for the 2025 CPU Tranche (with respect to the 2025 Performance Year and Performance Period, as the case may be) shall be Adjusted EBITDA Margin (ex-political) and Relative TSR (“rTSR”). Of the CPUs covered by the 2025 CPU Tranche, 70% shall be designated as “2025 EBITDA CPUs,” and 30% shall be designated as “2025 rTSR CPUs,”.
Definitions
“Adjusted EBITDA Margin (ex-political)” means the Company’s earnings before interest, taxes, depreciation and amortization for a fiscal year as determined by the Committee, and as adjusted to exclude the impact of political advertising and any extraordinary items as deemed appropriate by the Committee divided by its total revenue (ex-political), expressed as a percentage. Performance will be assessed based on the growth in Adjusted EBITDA Margin (ex-political), measured in basis points, from the previous fiscal year to the current fiscal year.
“Relative TSR” means the Company's total shareholder return (“TSR”), which is calculated by comparing the Company’s Common Stock closing share price as of February 21, 2025 ($0.88), to the average closing share price of the Company’s Common Stock for the thirty (30) calendar day period including and immediately preceding February 21, 2028 (the “Test Date Stock Price”), as ranked (by percentile) against the TSR of each of the companies in the Russell 2000 Index as of February 21, 2025 (each a “Russell 2000 Company”, and collectively, the “Russell 2000 Companies”), which is calculated by comparing the Common Stock closing share price of each of the Russell 2000 Companies as of February 21, 2025 to their respective TSRs as of the February 21, 2028 (calculated as the average closing price of each Russell 2000 Company for the thirty (30) calendar day period including and immediately preceding February 21, 2028, together with any dividends paid by such companies, and assumed to be reinvested on the ex-dividend date, between February 21, 2025 and February 21, 2028). The percentile rank is calculated using the formula (N−R)/(N−1), where N is the total number of companies (including the Company) and R is Company’s rank in the peer group. For purposes of this definition, (i) if any Russell 2000 Company is not publicly traded as of February 21, 2028, such company shall be omitted from the percentile ranking, (ii) if any Russell 2000 Company, on or before February 21, 2028, becomes insolvent or bankrupt, assigns all or a substantial part of its business or assets for the benefit of creditors, permits the appointment of a receiver for its business or assets, becomes subject to any legal proceeding relating to insolvency or the protection of creditors’ rights or otherwise ceases to conduct business in the normal course, the TSR of such company shall deemed to be -100%, and (iii) if the Company is sold on or before February 21, 2028 (whether by asset sale, merger or any other combination or transaction), for purposes of this definition, the Company’s and the Russell 2000 Companies’ Test Date Stock Price shall be the closing Common Stock share price of the Company on the date that such transaction is consummated.
When Russell 2000 Companies have multiple share classes, only the Primary Share Class will be included. For this agreement, the Primary Share Class is defined using the following hierarchy, with the first characteristic that identifies a single class of shares taking precedence:
1.Voting Class: The share class representing the most widely held common stock with a one-vote-per-share entitlement, typically designated as "Common Stock," "Class A Common Stock," or an equivalent.
2.Most Liquid Class: If a company has multiple common share classes with one-vote-per-share entitlement, the Primary Share Class shall be the class with the highest average daily trading volume over the 90 calendar days immediately preceding the Grant Date of this award, as determined by the Company.
3.Highest Trading Volume (Any Voting Right): If neither of the above criteria definitively identifies a single share class, the Primary Share Class shall be the common share class with the highest average daily trading volume over the 90 calendar days immediately preceding the Grant Date, regardless of its specific voting rights.
If none of the above criteria apply or lead to ambiguity, the Company will determine the Primary Share Class at its discretion.
Performance Goals
For purposes of the 2025 CPU Tranche, each performance measure shall be measured for the 2025 Performance Year and Performance Period, respectively, and a payout percentage shall be determined for each Performance Year and for the Performance Period. The applicable targets and related payout percentages for the 2025 CPU Tranche are set forth in the following table:

Fiscal Year	Performance Measure	Weighting	Threshold	Target (or Target Zone)	Maximum
2025	Adjusted EBITDA Margin (ex-political)	70%	Flat margin to previous year	75 bps improvement to prior year	175 bps improvement to prior year
2025	rTSR	30%	25th percentile as compared to the 2025 Russell 2000	55th percentile compared to the 2025 Russell 2000	85th percentile compared to the 2025 Russell 2000
Payout Percentage			50%	100%	150%

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With respect to each performance measure, straight line interpolation will be used between each of the levels shown on the table above. The payout percentage with respect to each performance measure will be 0% if performance is below the “Threshold” level for the such measure, and the maximum payout percentage will be 150% (regardless of performance in excess of the “Maximum” level). The performance results and corresponding payout percentage will be determined by the Board by the Determination Date for the 2025 Performance Year.
In the event of a change in control of the Company during the applicable vesting period, the unvested portion of the payout opportunities for the named executive officers’ awards (for performance-based awards and time-based awards, the respective target payout opportunities) will increase based on performance multipliers that apply only in the event of significant stock price appreciation represented in the change in control. If the Company’s stock price increases to at least 300% (a stock price of $2.64) of the stock price at the time of grant approval, then the opportunity will be increased by 50%, and if the stock price increases to at least 500% (a stock price of $4.40) of the stock price at the time of grant approval, then the opportunity will be increased by 100%. Linear interpolation would be used to determine the increase for a stock price increase between 300% and 500%. The per share stock price at the time of grant approval is$0.88. The stock price performance multipliers constitute additional performance incentives with respect to the 2025 LTI Awards, and do not modify or enhance Recipient’s severance benefits as set forth in Recipient’s award or employment agreements. The CU Award and the terms and conditions of the CU Award are subject to adjustment as provided in Section 2(p) or Section 11 of the Plan. In the event of a stock split or reverse stock split, the Compensation Committee of the Board of Directors shall adjust the terms of the stock price performance multiplier as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Recipient.

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